Exhibit 3(c)

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of ONCOR ELECTRIC DELIVERY COMPANY LLC (the “Amendment”) is entered into as of February 18, 2009 by ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Initial Member”), TEXAS TRANSMISSION INVESTMENT LLC, a Delaware limited liability company (the “Minority Member”), and ONCOR MANAGEMENT INVESTMENT LLC, a Delaware limited liability company (the “Management Member” and collectively with the Initial Member and the Minority Member, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement (as defined below)

RECITALS

WHEREAS, the Parties are each members of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Parties entered into that certain Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of November 5, 2008 (the “Agreement”); and

WHEREAS, the Parties desire to amend and restate Section 17 (d)(ii) of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein set forth, the Parties agree as follows.

AGREEMENT

1. Amendment. Section 17(d)(ii) of the Agreement is hereby amended and restated to read as follows:

other than any distribution made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), the Company shall not make any distribution to the Members to the extent that the amount of such proposed distribution, plus the sum of all prior distributions made at any time following the first business day after October 10, 2007 (the “Reference Date”), other than any distribution made pursuant to Section 17(c) (including, for greater certainty, the Proceeds Distributions), by the Company to the Members, exceeds the cumulative net income of the Company (determined in accordance with GAAP, as modified by applicable orders of the Public Utility Commission of Texas) for the period beginning on the Reference Date to the date of such proposed distribution; provided, however, that the restriction on distributions set forth in this Section 17(d)(ii) shall cease to apply and shall be of no further force or effect on and after January 1, 2013;

2. Full Force and Effect. Except as specifically amended and modified hereby, the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment effective as of the 18th day of February, 2009.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:	/s/ Robert S. Shapard
	Name:	Robert S. Shapard
	Title:	Chairman and CEO

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole Member

By:	/s/ Steven Zucchet

	Name:	Steven Zucchet

	Title:	Senior Vice President

TEXAS TRANSMISSION INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole Member

By:	/s/ Stuart Baldwin

	Name:	/s/ Stuart Baldwin

	Title:	Senior Vice President

ONCOR MANAGEMENT INVESTMENT LLC

By: ONCOR ELECTRIC DELIVERY COMPANY LLC, its Managing Member

By:	/s/ David M. Davis

	Name:	David M. Davis

	Title:	Chief Financial Officer

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